Exhibit E.





							March 9, 2000



Board of Directors
Lynch Corporation
401 Theodore Fremd Avenue
Rye, NY 10580

Re:	Subscription Agreement ("Agreement") for the Purchase of 100,000 of
Lynch Corporation's Shares of Common Stock


Gentlemen:

	1.	Subscription.  Subject to the terms and conditions hereof, I ("Subscriber")
agree to subscribe for and purchase ("Purchase") 100,000 shares of
Common Stock, no par value per share, (the "Shares") of Lynch Corporation
 (the "Corporation"), and Lynch Corporation agrees to sell the Shares to
Subscriber.

	2.	Purchase Price.  The purchase price for the Shares is $3,000,000, or
$30.00 per share.  The closing price of the Common Stock of the Corporation on the American Stock Exchange at the close of business March 9, 2000 is
$26.125.

	3.	Shareholder Approval.  The Purchase and Sale shall be subject to the approval of the Shareholders of the Corporation at the 2000 Annual Meeting
of Shareholders, which approval requires the affirmative vote of a majority of the shares of Common Stock of the Corporation voting on the proposition.
 If such approval is not obtained, the Subscriber shall immediately return such shares to the Corporation in an exchange for $3,000,000, the original purchase price.

		The Subscriber agrees that as part of the 2000 Annual Meeting of Shareholders he will not vote his shares against this transaction.

	4.	Closing.  The closing ("Closing") for the purchase and of the Shares shall be held no later than the fifth business day following the authorization for listing of the Shares on the American Stock Exchange at the offices of the Corporation, 401 Theodore Fremd Avenue, Rye, NY.
  At the Closing, the following events shall occur or documents shall be delivered as indicated:

		(a)	Subscriber shall deliver to the Corporation a check or wire transfer in the amount of $3,000,000.

		(b)	The Corporation shall deliver to Subscriber a stock certificate(s) in the amount of the Shares issued in Subscriber's name with an appropriate legend referring to any restrictions on transfer of the Shares under Federal
 and
 State securities laws.

		(c)	The Corporation and Subscriber will comply with any other reasonable conditions requested by the other or required by law.

	5.	Representations and Warranties.  In connection with Subscriber's purchase of the Shares, Subscriber hereby represents and warrants to the Corporation that:

		(a)	Subscriber understands that the Shares are being sold in reliance upon the
 "private placement" exemption from the registration requirements of the
Securities Act of 1933, as amended (the "Securities Act"), and applicable state laws.  Accordingly, Subscriber understands that the offering will not be registered with or approved by any state or federal regulatory agency.

		(b)	Subscriber is purchasing the Shares solely for Subscriber's own account, for investment purposes only, and not for resale in connection with any distribution thereof.  Subscriber understands that Subscriber may not be able to transfer the Shares unless such securities are first registered under the Securities Act and under any applicable state securities law, unless an exemption from the registration requirements is available.

		(c)	Subscriber is able to bear the economic risk of Subscriber's investment in the Corporation, which Subscriber understands could result in a total loss of that investment.

		(d)	Subscriber has adequate business and/or investment experience to fully understand the nature of Subscriber's investment in the Corporation.

		(e)	Subscriber is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance permit limited public resale of
"restricted securities" acquired directly or indirectly from the issuer thereof (or from an affiliate of such issuer) in a nonpublic offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the Corporation;
 the resale occurring not less than one year after the party has purchase sold; the existence of a public trading market for the Corporation's securities; and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein.
Subscriber further acknowledges and understands that at the time Subscriber wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the
Corporation may not be satisfying the current public information requirements of Ru

	6.	Miscellaneous.

		(a)	This Agreement shall be governed by and construed in accordance with New
York law.

		(b)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

		(c)	This Agreement contains the entire understanding of the parties hereto in respect to the transaction contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

		(d)	This Agreement may be amended, modified or terminated only by a subsequent writing signed by both parties or authorized representatives thereof.

	Subscriber has executed this Agreement as of March 9, 2000.



						s/ Mario J. Gabelli
						Mario J. Gabelli

	This Agreement is accepted as of March 9, 2000.

						LYNCH CORPORATION



						By: s/ Robert A. Hurwich
						Name: Robert A. Hurwich
						Title: VP-Administration,
							  Secretary & General
							  Counsel